Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") has declared a dividend in the amount of $738 per share of preferred stock, representing property operations for the quarter ended September 30, 2009.  The dividend will be payable on November 20, 2009 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company’s property, a 34-story multi-tenant Class "A" office building containing approximately 629,054 square feet of rentable space, is located in Houston, Texas, and, as of September 30, 2009, was approximately 74.0% leased, an increase from 72.1% at the end of the prior quarter.  The repositioning of the building is complete, and management believes that Phoenix Tower looks as if it is a brand new office tower—inside and outside.  The hurricane-damaged decorative lighting at the top of the tower was replaced with an energy efficient LED lighting system that is capable of producing multiple color schemes.  The new lighting, new façade glazing pattern, and new exterior signage result in a significantly improved appearance within the Greenway Plaza office market.  Management believes that the repositioned Phoenix Tower is a much more desirable office environment for prospective and existing tenants.

The Texas Workforce Commission reported that unemployment in the Houston area during September 2009 is up to 8.5%, a 0.5% increase over June 2009.  While still below the national average of 9.5%, Houston’s unemployment rate is up from the 5.1% rate reported for September of 2008.  The pace of leasing activity in the Houston market has slowed, and as a result, is prolonging the time it takes to re-lease the property.  Management continues to believe that the position of the property within the city’s office market is strong, and is optimistic that the existing vacant space will ultimately be leased to new tenants.  However, until the existing vacancy is re-leased, it is likely that we will continue to experience lower occupancy rates and, as a consequence, lower dividend yields.

In December 2008, the Company signed a secured promissory note for a revolving line of credit from Franklin Street Properties Corp. in the amount of $15,000,000 to fund the cost of future new/renewed leases and building improvements.  In January 2009, $3.6 million was drawn down to cover capital improvement costs, as well as tenant improvement and commission costs.  As of the date of this report, there have been no subsequent amounts drawn down on the revolving line of credit.  At the current level of occupancy, the property is projected to produce enough income going forward to cover operating expenses and interest on an annual basis.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%
06/30/2008	$ 240	$ 252,000	0.9%
09/30/2008	-0-	-0-	-0-
12/31/2008	$ 495	$ 519,750	2.0%
03/31/2009	$ 666	$ 699,300	2.7%
06/30/2009	$ 714	$ 749,700	2.9%
09/30/2009	$ 738	$ 774,900	3.0%

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.